Exhibit 19.1

Bicycle Therapeutics plc

Amended and Restated Insider Trading Policy, as Amended

(adopted September 26, 2019

and Amended September 27, 2023)

Introduction

During the course of your relationship with Bicycle Therapeutics plc (the “Company”), you may receive material information that is not yet publicly available (“material nonpublic information”) about the Company or other publicly traded companies with which the Company has business relationships. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This Amended & Restated Insider Trading Policy, as amended from time to time (the “Insider Trading Policy” or this “Policy”) sets forth guidelines with respect to transactions in the Company’s securities and in the securities of other applicable publicly traded companies, in each case by our employees, directors and consultants who may become aware of material nonpublic information and the other persons subject to this Policy as described below.

Statement of Policy

It is the policy of the Company that an employee, director or consultant of the Company (or any other person subject to this Policy) who is aware of material nonpublic information relating to the Company may not, directly or indirectly:

1.	engage in any transactions in the Company’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.	recommend the purchase or sale of any the Company’s securities;
3.	disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.	assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information.  It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions.  All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this Policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself.  In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of the Company that no employee, director or consultant of the Company (or any other person subject to this Policy) may either (a) recommend to another person that they buy, hold or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company).

In addition, it is the policy of the Company that no employee, director or consultant of the Company (or any other person subject to this Policy) who, in the course of his or her relationship with the Company, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which the Company does business, including a supplier, partner or collaborator of the Company, may trade in that other company’s securities until the information becomes public or is no longer material to that other company.

There are no exceptions to this Policy, except as specifically noted above or below.

Transactions Subject to this Policy

This Policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this Policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s American Depositary Shares (“ADSs”) in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of ADSs, ordinary or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Persons Subject to this Policy

This Policy applies to you and all other employees, directors and consultants of the Company and its subsidiaries. This Policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). However, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities.  The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this Policy.

Material Nonpublic Information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material:  whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. If you possess inside information, you may not trade in a company’s shares, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the Company’s Chief Financial Officer, or if no individual currently holds such position, then our General Counsel (the “Clearing Officer”).

Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this Policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

●	financial results or forecasts;
●	status of product or product candidate development or regulatory approvals;
●	clinical data relating to products or product candidates;
●	timelines for pre-clinical studies or clinical trials;
●	communications with government agencies, including, but not limited to, the U.S. Food and Drug Administration;
●	strategic plans;
●	acquisitions or dispositions of assets, divisions or companies;
●	public or private sales of debt or equity securities;
●	share splits, dividends or changes in dividend policy;
●	the establishment of a repurchase program for the Company’s securities;
●	gain or loss of a significant licensor, licensee or supplier;
●	changes or new corporate partner relationships or collaborations;

●	notice of issuance or denial of patents;
●	regulatory developments;
●	management or control changes;
●	employee layoffs;
●	a disruption in the Company’s operations, supply chain or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
●	tender offers or proxy fights;
●	accounting restatements;
●	litigation or settlements; and
●	impending bankruptcy.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this Policy only after two (2) full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

Quarterly Trading Blackout Periods

Because our workplace culture tends to be open, odds are that the vast majority of our employees, directors and consultants (“Covered Insiders”) will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our Covered Insiders, we have established “quarterly trading blackout periods” during which our Covered Insiders and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in the Company’s securities. That means that, except as described in this Policy, Covered Insiders and their Related Persons will be able to trade in the Company’s securities only during limited open trading window periods that generally will begin after two (2) full trading days have elapsed since the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period (as defined below).  Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in the Company’s securities if you are otherwise in possession of material nonpublic information.

For purposes of this Policy, each “quarterly trading blackout period” will generally begin at the close of business on the day that immediately precedes the date of the first Disclosure Committee meeting for each fiscal quarter and end after two full trading days have elapsed since the public dissemination of the Company’s financial results for that quarter. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or General Counsel, there exists undisclosed information that would make trades by Covered Insiders inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

A Covered Insider who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Clearing Officer. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Clearing Officer concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Event-Specific Trading Blackouts

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer or General Counsel may not trade in the Company’s securities.  In that situation, the Company will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person.  Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information.  Exceptions will not be granted during an event-specific trading blackout.

The quarterly and event-driven trading blackouts do not apply to those transactions to which this Policy does not apply, as described under the heading “Exceptions to this Policy” below.

Exceptions to this Policy

This Policy includes limited exceptions in the case of the following transactions:

1.Option Exercises. This Policy shall apply to any sale of shares as part of a broker-assisted cashless exercise or any other market sale.  This Policy does not apply to an exercise of options granted under the Company’s equity compensation plans for cash in which the optionholder (a) pays cash, (b) if permitted under the option, exercises the options through a net exercise transaction with the Company or (c) if permitted under the option, exercises the options by delivering to the Company already-owned Company shares.
2.Tax Withholding Transactions. This Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted share units, options or other equity awards granted under the Company’s equity compensation plans.  Of course, any market sale of the shares received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
3.ESPP. This Policy does not apply to the purchase of ordinary shares by employees under the Company’s Employee Share Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP.  This Policy does, however, apply to any sale of ordinary shares acquired pursuant to the ESPP.
4. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted or required by the Company, employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell the Company’s securities based on pre-determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, purchases and sales of the Company’s securities pursuant to that 10b5-1 Trading Plan are not subject to this Policy. To be properly established, a 10b5-1 Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when the Company was not in a trading blackout period and they were not otherwise aware of any material nonpublic information relating to the Company .  Moreover, all 10b5-1 Trading Plans must be reviewed and approved by the Clearing Officer before being established to confirm that the 10b5-1 Trading Plan complies with all pertinent company policies and applicable securities laws.
5. 401(k) Plan. This Policy does not apply to purchases of the Company’s securities in the Company’s 401(k) plan, if permitted, resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company’s share fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company’s share fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company share fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company’s share fund.

Special and Prohibited Transactions

1.Inherently Speculative Transactions.  No Company employee, director or consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s shares.
2.Hedging Transactions.  The purchase of or the entry into other transactions that are designed to offset or “hedge” decreases in the market value of the Company’s securities may permit a Company employee, director or consultant to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Company’s employee, director or consultant may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company’s employees, directors and consultants are prohibited from engaging in any such transactions.

Hedging can be accomplished through any number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.  Other examples include borrowing or other arrangements involving a non-recourse pledge of the Company’s securities and selling a security future that establishes a position that increases in value as the value of the underlying equity security decreases.

3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, the Company’s employees, directors and consultants are prohibited from holding Company securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.
4.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved 10b5-1 Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Company employee, director or consultant is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved 10b5-1 Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements listed above, employees, directors and consultants face a further restriction: Even during an open trading window, they may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Clearing Officer or his or her designee at least two (2) business days in advance of the proposed transaction. The Clearing Officer or his or her designee will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to help assist, if applicable, in complying with the required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five (5) business days will require new pre-clearance. The Company may, at its discretion, choose to shorten or extend this period.

Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Clearing Officer. Upon completion of any transaction, the director or Section 16 officer must immediately notify the Compliance Coordinator and any other individual(s) identified in the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

The Company is required to disclose certain information on a quarterly basis on Forms 10-Q and 10-K with respect to the adoption, material modification or termination of 10b5-1 Trading Plans and Non-10b5-1 Trading Plans by any director or Section 16 officer. By entering into a 10b5-1 Trading Plan or Non-10b5-1 Trading Plan, the Company’s directors and Section 16 officers are deemed to understand, and agree to cooperate with the Company with respect to, such disclosure obligations, including by notifying the Compliance Coordinator of information relevant to the preparation of such disclosure.

Short-Swing Trading, Control Shares and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the

Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Prohibition of Trading During Pension Plan Blackouts

No director or executive officer of the Company may, directly or indirectly, purchase, sell or otherwise transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a 10b5-1 Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. The Company will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.  Because Regulation BTR is very complex, no director or executive officer of the Company should engage in any transactions in the Company’s securities, even if believed to be exempt from Regulation BTR, without first consulting with the Clearing Officer.

Policy’s Duration

This Policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your relationship with the Company has ended. If you are aware of material nonpublic information when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material.  Further, if you leave the Company during a trading blackout period, then you may not trade the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or other person or entity whose transactions are subject to this Policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws. See “Penalties” below.

Penalties

Anyone who engages in insider trading or otherwise violates this Policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by the Company, including termination of employment. Anyone who has questions about this Policy should contact their own attorney or the Clearing Officer. Please also see Frequently Asked Questions, which are attached as Exhibit A.

Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Clearing Officer.

Exhibit A

Insider Trading Policy

Frequently Asked Questions

1.What is insider trading?

A:  Generally speaking, insider trading is the buying or selling of shares, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in related financial instruments, including derivatives (such as put or call options) where the price is linked to the underlying price of a company’s shares. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the share price. Bottom line: If, during the course of your relationship with the Company, you are aware of material nonpublic information about the Company or another publicly traded company that the Company has business relationships with and you trade in the Company’s securities or such other company’s securities, you have broken the law and violated our insider trading policy. In addition, our insider trading policy provides that if in the course of your relationship with the Company, you learn of any confidential information that is material to another publicly traded company with which the Company does business, including a supplier, partner or collaborator of the Company, you may not trade in that other company’s securities until the information becomes public or is no longer material to that other company.

2.Why is insider trading illegal?

A:  If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

3.What is material nonpublic information?

A:  Information is material if it would influence a reasonable investor to buy or sell a share, bond future or other security. This could mean many things: financial results or forecasts, the status of product or product candidate development, results or regulatory approvals, clinical data relating to products or product candidates, timelines for pre-clinical studies or clinical trials, potential acquisitions or major partnerships or contracts to name just a few. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our Insider Trading Policy.

4.Who can be guilty of insider trading?

A:  Anyone who buys or sells a security or related financial instrument while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security or related financial instrument, may be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at the Company. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security or related financial instrument, you may be found guilty of insider trading.

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5.Does the Company have an Insider Trading Policy?

A:  Yes, the Insider Trading Policy is available to read in our Human Resources Portal.

6.What if I work in a foreign office?

A:  The same rules apply to U.S. and foreign employees and consultants. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Company director, employee or consultant, our policies apply to you no matter where you work.

7.What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?

A:  That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the Company with anyone outside the Company, including spouses, family members, friends or business associates (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the internet about the Company or companies with which the Company does business.

8.What if I don’t tell them the information itself; I just tell them whether they should buy or sell?

A:  That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell the Company’s securities or any derivative security or related financial instruments related to the Company’s securities, since that could be a form of tipping.

9.What are the sanctions if I trade on material nonpublic information or tip off someone else?

A:  In addition to disciplinary action by the Company—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

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10.What is “loss avoided”?

A:  If you sell Company securities or a related financial instrument before negative news is publicly announced, and as a result of the announcement the share price declines, you have avoided the loss caused by the negative news.

11.Am I restricted from trading securities of any companies other than the Company, for example, a partner or competitor of the Company?

A:  Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at the Company, you sometimes obtain sensitive, material information about other companies and their business dealings with the Company.

12.So if I do not trade Company securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A:  Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Company securities as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire Insider Trading Policy carefully.

13.So when can I buy or sell my Company securities?

A:  If you are aware of material nonpublic information, you may not buy or sell our securities until two (2) full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our Insider Trading Policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade our securities during any trading “blackout” period. Our Insider Trading Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods may be announced by email.

14.If I have an open order to buy or sell Company securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A:  No, unless it is in connection with a 10b5-1 Trading Plan (see Question 27 below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 Trading Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 trading plan, you will have violated our Insider Trading Policy and may also have violated insider trading laws.

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15.Am I allowed to trade derivative securities of the Company’s American Depositary Shares (“ADSs”)?

A:  No. Under our policies, you may not trade in derivative securities related to our ADSs, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our ADSs at any time.

“Derivative securities” are securities other than ADSs or ordinary shares that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our Policy.

“Short selling” is profiting when you expect the price of the share to decline, and includes transactions in which you borrow shares from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the share price decreases during the period of borrowing.

16.Why does the Company prohibit trading in derivative securities and short selling?

A:  Many companies with volatile share prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in share prices, without actually holding the underlying ADSs, and encourages speculative trading. We are dedicated to building shareholder value, short selling our ADSs conflicts with our values and would not be well received by our shareholders.

17.Can I purchase the Company’s securities on margin or hold them in a margin account?

A:  Under our policies, you may not purchase our securities on margin or hold it in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

18.Why does the Company prohibit me from purchasing the Company’s securities on margin or holding them in a margin account?

A:  Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

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19.Can I pledge my Company securities as collateral for a personal loan?

A: No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

20.Can I hedge my ownership position in the Company?

A:  The purchase of financial instruments or the entry into other transactions that are designed to offset or “hedge” decreases in the market value of the Company’s securities are prohibited by our Insider Trading Policy. Since such hedging transactions allow you to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as the Company’s other shareholders. Therefore, our Insider Trading Policy prohibits you from engaging in any such transactions.

21.What are examples of prohibited hedging transactions?

A:  Hedging can be accomplished through any number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.  Other examples include borrowing or other arrangements involving a non-recourse pledge of the Company’s securities and selling a security future that establishes a position that increases in value as the value of the underlying equity security decreases.

22.Can I exercise options granted to me under the Company’s equity compensation plans during a trading blackout period or when I possess material nonpublic information?

A:  It depends on the method through which you will exercise. You may not effect a broker-assisted cashless exercise (these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.  You may, however, exercise the options by paying cash (or via net exercise transaction with the Company or as otherwise permitted by the relevant plan under which the options were granted) and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information.

23.Am I subject to trading blackout periods if I am no longer an employee or consultant of the Company?

A:  It depends. If your employment with the Company ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with the Company ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave the Company, you should not trade in the Company’s securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our Insider Trading Policy.

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24.What if I purchased publicly traded options or other derivative securities before I became a Company employee or consultant?

A:  The same rules apply as for employee share options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

25.May I own shares of a mutual fund that invests in the Company?

A:  Yes.

26.Are mutual fund shares holding the Company’s ADSs subject to the trading blackout periods?

A:  No. You may trade in mutual funds holding the Company’s ADSs at any time.

27.May I use a “routine trading program” or “10b5-1 plan”?

A:  Yes, subject to the requirements discussed in our Insider Trading Policy and any 10b5-1 trading plan guidelines. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker where you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, please contact the Clearing Officer for approval.

28.What happens if I violate our Insider Trading Policy?

A:  Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company. In addition, you may be subject to criminal and civil sanctions.

29.Who should I contact if I have questions about our Insider Trading Policy or specific trades?

A:  You should contact the Clearing Officer at clearing@bicycletx.com.

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Bicycle Therapeutics plc

Insider Trading Policy

Certification

After carefully reviewing this Insider Trading Policy (this “Policy”), please accept and acknowledge that you have read this Policy in accordance with Bicycle Therapeutics plc’s (the “Company”) documentation requirements. You understand and agree that it is your responsibility to read and familiarize yourself with the provisions in this Policy, and to abide by the rules, policies, and standards set forth. You further acknowledge that the terms and conditions set forth in this Policy or any other Company policy may be modified, changed, or deleted at any time without prior notice to you and other personnel, provided such changes are in writing and approved by an authorized officer of the Company.

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